As filed with the Securities and Exchange Commission on May 29, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Seaspan Corporation

(Exact Name of Registrant as Specified in Its Charter)

Republic of the Marshall Islands	4412	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Seaspan Corporation

Unit 2, 7th Floor

Bupa Centre

141 Connaught Road West

Hong Kong

China

(852) 2540-1686

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mike Rosenwasser

Charles E. Carpenter

Vinson & Elkins L.L.P.

666 Fifth Avenue

26th Floor

New York, New York 10103

(212) 237-0000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Common Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Shares, including preferred share purchase rights, par value $0.01(1)	10,000,000	$26.48	$264,800,000	$10,407

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended. The proposed maximum offering price per share is based on $26.48, the average high and low sales price of the registrant’s common shares as reported on The New York Stock Exchange on May 28, 2008. The proposed maximum aggregate offering price is based on the number of common shares listed above and the proposed maximum offering price per share.

PROSPECTUS

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

10,000,000 Common Shares

Seaspan Corporation

With this prospectus (the “prospectus”), we are offering you the opportunity to participate in the dividend reinvestment plan (the “plan”) of Seaspan Corporation (the “Company”). The plan provides an economical and convenient way for current holders of our common shares to use their cash dividends to invest in additional common shares of the Company.

The plan allows you to:

•	Reinvest all or part of your cash dividends in our common shares without paying any brokerage commission or service charge, and, at certain times, at a discount to market price;

•	Deposit shares of our stock in the plan for safekeeping; and

•	Sell the shares you hold in the plan.

This prospectus relates to our common shares purchased under the plan as of the date hereof. The price for such shares will be calculated pursuant to the terms of the plan as described herein.

Our common shares are listed on The New York Stock Exchange under the symbol “SSW.”

We cannot estimate anticipated proceeds from sales of our common shares pursuant to the plan, which will depend upon the market price of our common shares, the extent of shareholder participation in the plan and other factors. We will not pay underwriting commissions in connection with the plan but will incur costs of approximately $165,000 in connection with this offering.

Investing in our common shares involves a high degree of risk. Please read “ Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each of our common shares includes one right that, under certain circumstances, entitles the holder to purchase from us a unit consisting of one-thousandth of a preferred share at a purchase price of $25.00 per unit, subject to specified adjustments.

The date of this prospectus is May 29, 2008.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where an offer is not permitted. Information contained on our website does not constitute part of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 we filed with the Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares, described in this prospectus in one or more offerings up to a total dollar amount of $264,800,000. You should read carefully both this prospectus as well as the additional information described below.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission, portions of which we have omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete. If the Commission’s rules and regulations require that a contract or document be filed as an exhibit to the registration statement, we refer you to the copy of the contract or document so filed for a complete description. You should not assume that the information in our prospectus or any incorporated document is accurate as of any date other than the date of the document. For further information about us or the common shares offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with United States Generally Accepted Accounting Principles.

Unless the context requires otherwise, references to “Seaspan,” the “Company,” “we,” “us” or “our” refer to Seaspan Corporation and its wholly-owned subsidiaries. References to our Manager are to Seaspan Management Services Limited and its wholly-owned subsidiaries that provide us with technical, administrative and strategic services.

We use the term “twenty foot equivalent unit,” or “TEU,” the international standard measure of containers, in describing the capacity of our containerships, which are also commonly referred to as vessels. Our 13100 TEU class vessels, 9600 TEU class vessels, 8500 TEU class vessels built by Samsung Heavy Industries Co., Ltd., or Samsung, 8500 TEU class vessels built by Hyundai Heavy Industries Co., Ltd., 5100 TEU class vessels, 4800 TEU class vessels, 4500 TEU class vessels, 4250 TEU class vessels built by Samsung, 4250 TEU vessels built by Jiangsu New Yangzi Shipbuilding Co., Ltd., 3500 TEU class vessels, and 2500 TEU class vessels have actual capacities of 13092 TEU, 9580 TEU, 8468 TEU, 8495 TEU, 5087 TEU, 4809 TEU, 4520 TEU, 4253 TEU, 4250 TEU, 3534 TEU and 2546 TEU, respectively.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act of 1933 (the “Securities Act”) and the rules and regulations promulgated thereunder, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-(800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference

The Commission allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Information that we file later with the Commission will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

The documents listed below are incorporated by reference in this prospectus.

•	Annual Report on Form 20-F, as amended, for the fiscal year ended December 31, 2007;

•	Current Report on Form 6-K, filed on March 24, 2008, containing a notice of Seaspan’s annual meeting and proxy statement;

•	Current Report on Form 6-K, filed on April 4, 2008;

•	Current Report on Form 6-K, filed on April 11, 2008, incorporating certain documents by reference into the Company’s registration statement on Form F-3 (Registration No. 333-142195);

•	Current Report on Form 6-K, filed on May 2, 2008, announcing the appointment of a new member of our Board of Directors;

•	Current Report on Form 6-K, filed on May 2, 2008, containing the Company’s quarterly results for the quarter ended March 31, 2008; and

•	The description of our common shares contained in our registration statement on Form 8-A, filed by us under the Securities Exchange Act of 1934, or the Exchange Act, on August 2, 2005.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K that we submit to the Commission after the date of this prospectus (if such Report states that it is incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the common shares in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or the information that is incorporated by reference herein is accurate as of any date other than its respective date.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by calling us at (852) 2540-1686 or writing us at the following address:

Seaspan Corporation

Unit 2, 7th Floor

Bupa Centre

141 Connaught Road West

Hong Kong, China

Information provided by the Company

We will furnish, on request, holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of The New York Stock Exchange, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements relate to future events and our operations, objectives, expectations, performance, financial condition and intentions. When used in this prospectus, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “will,” “may,” “potential,” “should” and variations of such words and similar expressions are intended to identify forward-looking statements. These risks and uncertainties include, but are not limited to:

•	future operating or financial results;

•	our expectations relating to dividend payments and forecasts of our ability to make such payments;

•	pending acquisitions, business strategy and expected capital spending;

•	operating expenses, availability of crew, number of off-hire days, drydocking requirements and insurance costs;

•	general market conditions and shipping market trends, including charter rates and factors affecting supply and demand;

•	our financial condition and liquidity, including our ability to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	estimated future capital expenditures needed to preserve our capital base;

•	our expectations about the availability of ships to purchase, the time that it may take to construct new ships, or the useful lives of our ships;

•	our continued ability to enter into long-term, fixed-rate time charters with our customers;

•	our ability to leverage to our advantage our Manager’s relationships and reputation in the containership industry;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from future litigation; and

•	other factors detailed from time to time in our periodic reports.

Forward-looking statements in this prospectus are necessary estimates reflecting the judgment of senior management and involve known and unknown risks and uncertainties. These forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Accordingly, these forward-looking statements should be considered in light of various important factors, including those set forth in this prospectus and our most recent annual report on Form 20-F under the heading “Risk Factors.”

We do not intend to revise any forward-looking statements in order to reflect any change in our expectations or events or circumstances that may subsequently arise. We make no prediction or statement about the performance of our common and subordinated shares. You should carefully review and consider the various disclosures included in this prospectus and in our other filings made with the Commission that attempt to advise interested parties of the risks and factors that may affect our business, prospects and results of operations.

ABOUT THE COMPANY

We are an owner of containerships, and we charter them pursuant to long-term, fixed-rate time charters to major container shipping companies. We currently own and operate a fleet of 30 containerships and have entered into contracts to purchase an additional 33 containerships and to lease an additional 5 containerships. Our customer base consists of seven of the largest liner companies, including China Shipping Container Lines (Asia) Co., Ltd., A.P. Møller-Mærsk A/S, Mitsui O.S.K. Lines, Hapag-Lloyd USA, LLC, COSCO Container Lines Co., Ltd., Kawasaki Kisen Kaisha Ltd. and Compañía SudAmerica de Vapores SA. As of May 15, 2008, the average length of our charters was approximately 8 years for vessels that are currently in operation. The average duration of the time charters for the vessels that we have agreed to purchase is approximately 11 years from delivery. We believe that long-term fixed rate charters of staggered maturities will provide us with stable cash flows that will allow us to pay regular dividends to our shareholders. Our primary objective is to continue to grow our business through accretive acquisitions in order to increase our dividend per share.

Corporate Information

We are a Marshall Islands corporation incorporated on May 3, 2005. We maintain our principal executive offices at Unit 2, 7th Floor, Bupa Centre, 141 Connaught Road West, Hong Kong, China. Our telephone number is (852) 2540-1686.

RISK FACTORS

Any investment in our common shares involves a high degree of risk. You should consider carefully the risk factors beginning on page 4 of our annual report on Form 20-F for the year ended December 31, 2007, and the information contained in this prospectus and the documents we have incorporated by reference in this document before making an investment in our common shares. Any of the risk factors described in this prospectus or in our annual report on Form 20-F could significantly and negatively affect our business, financial condition or operating results, which may reduce our ability to pay dividends and lower the trading price of our common shares. You may lose all or part of your investment.

Risks Related to the Plan

You will not know the price of the common shares you are purchasing under the plan at the time you elect to have your dividends reinvested, and you may not be able to direct the time or price at which your common shares are sold under the plan.

The price of our common shares may fluctuate between the time you decide to purchase common shares under the plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

American Stock Transfer & Trust Company, the plan administrator, administers the plan. If you instruct the plan administrator to sell common shares under the plan, you will not be able to direct the time or price at which your common shares are sold. The price of our common shares may decline between the time you decide to sell common shares and the time of actual sale.

USE OF PROCEEDS

We will receive proceeds from the sale of common shares that the plan administrator purchases directly from us. We will not receive proceeds from the sale of common shares that the plan administrator purchases in the open market or in privately negotiated transactions. We intend to use the proceeds we receive from the sale of our common shares offered by this prospectus for general corporate purposes, including capital expenditures (such as vessel acquisitions), repayment of indebtedness, and working capital.

THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The following questions and answers explain and constitute our Dividend Reinvestment and Stock Purchase Plan, which we refer to as the “plan,” as in effect beginning May 29, 2008 If you decide not to participate in the plan, you will receive cash dividends, as declared and paid in the usual manner.

The plan is open to existing shareholders of Seaspan and investors who become shareholders of Seaspan in the future.

Existing shareholders are either “record owners” or “beneficial owners.” You are a record owner if you own common shares in your own name. You are a beneficial owner if you own common shares that are registered in a name other than your own name (for example, the shares are held in the name of a broker, bank or other nominee). A record owner may participate directly in the plan. If you are a beneficial owner, however, you will either have to become a record owner by having one or more shares transferred into your name or coordinate your participation through the broker, bank or other nominee in whose name your shares are held.

PURPOSE

1.	What is the purpose of the plan?

The primary purpose of the plan is to provide shareholders with an economical and convenient way to increase their investment in Seaspan Corporation. Shareholders are permitted to invest cash dividends in common shares without paying any brokerage commission or service charge and, at certain times, at a discount from the Market Price (as described in Question 14). See Question 14 with respect to the purchase price for common shares purchased under the plan.

The plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions who engage in short-term trading activities that could cause aberrations in the overall trading volume of our common shares. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price for common shares acquired through the reinvestment of dividends under the plan. These transactions may cause fluctuations in the trading volume of our common shares. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible holders of common shares in order to eliminate practices which are not consistent with the purposes of the plan.

OPTIONS AVAILABLE TO PARTICIPANTS

Information on how to participate in the plan is set forth in Questions 5 through 13.

2.	What are my investment options under the plan?

Shareholders may elect to have all, a portion or none of their cash dividends paid on their common shares automatically reinvested in common shares through the dividend reinvestment program. Cash dividends are paid on common shares when and as declared by our Board of Directors, generally on a quarterly basis. Subject to the availability of common shares registered for issuance under the plan, there is no limitation on the amount of dividends you may reinvest under the dividend reinvestment program.

3.	How can I change my investment options?

You may change your investment options at any time by requesting a new authorization form and returning it to the plan administrator at the address set forth in Question 7. Any authorization form which is returned to the plan administrator to change your investment options will be effective in accordance with the schedule described in Question 11.

ADVANTAGES AND DISADVANTAGES

4.	What are the advantages and disadvantages of the plan?

Before deciding whether to participate in the plan, you should consider the following advantages and disadvantages of the plan.

Advantages

•

The plan provides you with the opportunity to reinvest cash dividends paid on all or a portion of common shares that you hold toward the purchase of additional common shares. Dividend reinvestments made directly through us are eligible for a discount of up to 5% from the average of the high and low sales prices on the applicable investment date.

•

There are no costs associated with the plan that you must pay, except for certain costs if you decide to sell common shares you purchased through the plan or terminate your participation in the plan (see Questions 23 and 24 for a description of these costs). You will not pay brokerage commissions or service fees to reinvest your dividends through the plan.

•

As noted above, you will have the convenience of having all or a portion of your cash dividends automatically reinvested in additional common shares. In addition, since the plan administrator will credit fractional common shares to your plan account, you will receive full investment of your dividends. (See Questions 15 and 20.)

•

You will have the option of having your stock certificates held for safekeeping by the plan administrator for a one-time charge of $7.50, insuring your protection against loss, theft or destruction of the certificates representing your common shares.

•

You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your plan account, including dividend reinvestments, sales and latest balances. (See Question 19.)

•

At any time, you may direct the plan administrator to sell or transfer all or a portion of the common shares held in your plan account. Sales of common shares credited to your plan account may be sold as often as daily but at least within five (5) business days of receipt. (See Question 23.)

Disadvantages

•	No interest will be paid by us or the plan administrator on dividends held pending reinvestment or investment.

•	You may not know the actual number of common shares that you have acquired through the plan until after the investment date.

•

Although the treatment of dividend reinvestment programs is not entirely clear, it is expected that your participation in the dividend reinvestment program will result in your being treated, for U.S. federal income tax purposes, as having received a distribution equal to the fair market value of the common shares on the dividend payment date. The fair market value of the common shares on the dividend payment date may be higher or lower than the Market Price or the “average price per share,” as applicable, used to determine the number of common shares acquired pursuant to the plan. The distribution will be includable in your income as a taxable dividend to the extent of our earnings and profits for U.S. federal income tax purposes even though no cash will have been received to pay any tax that becomes due. (See “U.S. Federal Income Tax Considerations Related to the Plan.”)

•

Sales of common shares credited to your plan account will involve a nominal fee per transaction to be deducted from the proceeds of the sale by the plan administrator (if you request the plan administrator to make such sale), plus any brokerage commission and any applicable stock transfer taxes on the sales. (See Question 23.)

•

Because the purchase price for stock purchased directly from us under the plan is based on the sales price over the five (5) trading days prior to the investment date, it is possible that the actual price you pay for common shares acquired under the plan may be higher than the amount for which the common shares could have been purchased in the open market on the investment date.

•	You cannot pledge common shares deposited in your plan account until the shares are withdrawn from the plan.

ADMINISTRATION AND PLAN ADMINISTRATOR

5.	Who administers the plan?

We have appointed American Stock Transfer & Trust Company to be the plan administrator.

6.	What are the responsibilities of the plan administrator?

The plan administrator’s responsibilities include:

•	administration of the plan;

•	acting as your agent;

•	keeping records of all plan accounts;

•	sending statements of activity to each participant;

•	purchasing and selling, on your behalf, all common shares under the plan; and

•	the performance of other duties relating to the plan.

Holding Shares. The plan administrator will hold any shares you choose to enroll in the dividend reinvestment program and will register them in the plan administrator’s name (or that of its nominee) as your agent.

Receipt of Dividends. As record holder for the plan shares, the plan administrator will credit the dividends accrued on your plan shares as of the dividend record date to your plan account on the basis of whole or fractional plan shares held in such account and will automatically reinvest such dividends in additional common shares. Any remaining portion of cash dividends not designated for reinvestment will be sent to you.

Other Responsibilities. The plan administrator also acts as dividend disbursing agent, transfer agent and registrar for our common shares. If the plan administrator resigns or otherwise ceases to act as the plan administrator, we will appoint a new plan administrator to administer the plan.

7.	How do I contact the plan administrator?

You should send all transaction requests to the plan administrator at:

American Stock Transfer & Trust Company

Wall Street Station

P.O. Box 922

New York, New York 10269-0560

You should send all correspondence to the plan administrator at:

American Stock Transfer & Trust Company

6201 Fifteenth Avenue

Brooklyn, New York 11219

Please mention Seaspan Corporation and this plan in all correspondence. In addition, you may call the plan administrator at (866) 665-2272 or contact the plan administrator via the Internet at www.amstock.com.

PARTICIPATION

8.	Who is eligible to participate?

The following persons are eligible to participate in the plan:

Record Owners. All record owners (shareholders whose shares are held in their name on the records kept by our transfer agent) of common shares are eligible to participate directly in this plan.

Beneficial Owners. Beneficial owners (shareholders whose shares are held in the name of a broker, bank or other nominee on the records kept by our transfer agent) of common shares may participate in two ways. A beneficial owner may participate directly by becoming a record owner by having one or more shares transferred into his or her name from that of the applicable broker, bank or other nominee. Alternatively, a beneficial owner may seek to arrange with the broker, bank or other nominee that is the record owner of his or her shares to participate on the beneficial owner’s behalf.

9.	Are there limitations on participation in the plan other than those described above?

Foreign Law Restrictions. You may not participate in the plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, stock registration and foreign investments.

Exclusion from Plan for Short-Term Trading or Other Practices. You should not use the plan to engage in short-term trading activities that could change the normal trading volume of the common shares. If you do engage in short-term trading activities, we may prevent you from participating in the plan. We reserve the right to modify, suspend or terminate participation in the plan, by otherwise eligible holders of common shares, in order to eliminate practices which we determine, in our sole discretion, are not consistent with the purposes or operation of the plan or which may adversely affect the price of the common shares.

Restrictions at Our Discretion. In addition to the restrictions described above, we reserve the right to prevent you from participating in the plan for any other reason. We have the sole discretion to exclude you from or terminate your participation in the plan.

10.	How do I enroll in the plan?

Record Owners. Record owners may join the plan by completing and signing an authorization form (see Question 12) and returning it to the plan administrator, or by following the enrollment procedures specified on the plan administrator’s website at www.amstock.com. Authorization forms may be obtained at any time by written request, by contacting the plan administrator at the address and telephone number provided in Question 7, or via the Internet at the plan administrator’s website at www.amstock.com.

Beneficial Owners. A beneficial owner may request that the number of shares the beneficial owner wishes to be enrolled in the plan be registered by the broker, bank or other nominee in the beneficial owner’s own name as record owner in order to participate directly in the plan. Alternatively, beneficial owners who wish to join the plan may instruct their broker, bank or other nominee to arrange participation in the plan on the beneficial owner’s behalf. The broker, bank or other nominee should then make arrangements with its securities depository, and the securities depository will provide the plan administrator with the information necessary to allow the beneficial owner to participate in the plan.

To facilitate participation by beneficial owners, we have made arrangements with the plan administrator to reinvest dividends by record holders such as brokers, banks and other nominees, on behalf of beneficial owners. If you are an interested beneficial owner, be sure that your broker, bank or other nominee passes along the proceeds of any applicable discount to your account.

Alternatively, a beneficial owner may simply request that the number of shares the beneficial owner wishes to be enrolled in the plan be re-registered by the broker, bank or other nominee in the beneficial owner’s own name as record owner in order to participate directly in the plan.

Non-Shareholders. A non-shareholder must first become a record owner before becoming eligible to participate in the plan.

11.	When will my participation in the plan begin?

If your authorization form (see Question 12) is received by the plan administrator by the record date established for a particular dividend, reinvestment will commence with that dividend. If your authorization form is received after the record date established for a particular dividend, reinvestment will begin on the dividend payment date following the next record date if you are, or your broker, bank or other nominee is, still a record owner on such record date.

Once you enroll in the plan, you will remain enrolled in the plan until you withdraw from the plan, we terminate your participation in the plan or we terminate the plan.

12.	What does the authorization form provide?

The authorization form appoints the plan administrator as your agent and directs us to pay to the plan administrator, on the applicable record date, the cash dividends on your common shares that are enrolled in the dividend reinvestment program, including all whole and fractional common shares that are subsequently credited to your plan account, as they are added with each reinvestment. These cash dividends with respect to shares enrolled in the dividend reinvestment program will be automatically reinvested by the plan administrator in common shares. Any remaining cash dividends with respect to shares not enrolled in the dividend reinvestment program will be paid directly to you.

The authorization form provides for the purchase of additional common shares through the following investment options:

•	“Full Dividend Reinvestment” — This option directs the administrator to reinvest cash dividends on all of the common shares owned by you then or in the future into additional common shares.

•

“Partial Dividend Reinvestment” — This option directs the administrator to reinvest cash dividends paid on a specified number of common shares owned by you into additional common shares. We will continue to pay you cash dividends on shares that you own for which you do not elect dividend reinvestment, when and if such dividends are declared by our board of directors.

Unless you designate a specific amount of your shares for enrollment in the dividend reinvestment program, you will be enrolled as having selected the full dividend reinvestment option. In addition, if you return a properly executed authorization form to the plan administrator without electing an investment option, you will be enrolled as having selected the full dividend reinvestment option.

You may select any one of the options desired, and the designated options will remain in effect until you specify otherwise by indicating a different option on a new authorization form, by withdrawing some or all shares from the plan in favor of receiving cash dividends or in order to sell your common shares, or until the plan is terminated.

13.	What does the plan administrator’s website provide?

Instead of submitting an authorization form (see Question 12), you can participate in the plan by accessing the plan administrator’s website at www.amstock.com. You may do the following online:

•	enroll or terminate your participation in the plan;

•	sell common shares;

•	request a stock certificate for non-fractional common shares held in your plan account; and

•	view your account history and balances.

PURCHASES AND PRICES OF SHARES

14.	What will be the price of shares purchased under the plan?

Purchase Price and Discounts. The purchase price of common shares under the plan depends on whether we issue new shares to you or the plan administrator obtains your shares by purchasing them in the open market, and whether any discount is being offered by us at the time of the applicable common share purchase.

We may offer a discount off of the Market Price (as determined below) on shares purchased directly from us, which discount may not exceed 5% of the average of the high and low sales prices on the applicable investment date. The discount rate is set by our Board of Directors, and we are currently offering a discount of 3%. We may change or discontinue such discount rate at any time and without notice to the plan participants after we review current market conditions, the level of participation in the plan and our current projected capital needs.

The purchase price for common shares acquired directly from us will be the Market Price of the common shares less any discount that we may elect to offer, but in no event will the discount exceed 5% of the average of the high and low sales prices on the applicable investment date.

The purchase price for common shares that the plan administrator purchases from parties other than us, either in the open market or in privately negotiated transactions, will be 100% of the “average price per share” actually paid by the plan administrator, excluding any brokerage commissions. We are not required to provide any notice to you as to the source of the common shares to be purchased under the plan.

Determination of “Market Price” and “Average Price Per Share.” For purposes of the calculation of the purchase price for shares purchased directly from us, “Market Price” is equal to the average of the daily high and low sales prices, computed to four decimal places, of our common shares on The New York Stock Exchange, as reported in The Wall Street Journal, during the five (5) days on which The New York Stock Exchange is open and for which trades in our common shares are reported immediately preceding the investment date, or, if no trading occurs in our common shares on one or more of such days, for the five (5) days immediately preceding the investment date for which trades are reported.

For purposes of the calculation of the purchase price for shares purchased from parties other than us, either on the open market or in privately negotiated transactions, “average price per share” is equal to the weighted average of the actual prices paid, computed to four decimal places, for all of the common shares purchased with all participants’ reinvested dividends.

Plan Administrator’s Control of Purchase Terms. When open market purchases are made by the plan administrator, these purchases may be made on any securities exchange where our common shares are traded, in the over-the-counter market or by negotiated transactions, and may be subject to the terms with respect to price, delivery and other matters to which the plan administrator agrees. We do not, and you will not, have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the plan administrator. However, when open market purchases are made by the plan administrator, the plan administrator will use its reasonable efforts to purchase the shares at the lowest possible price.

15.	How will the number of shares purchased for my account be determined?

Your account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount to be invested on your behalf, divided by the applicable price per share, calculated pursuant to the methods described above, as applicable.

The total amount to be invested will depend on the amount of any dividends paid on the number of shares you own and have designated for reinvestment. Subject to the availability of common shares registered for issuance under the plan, there is no total maximum number of shares available for issuance pursuant to the reinvestment of dividends.

The amount of reinvested dividends to be invested will be reduced by any amount we are required to deduct for federal tax withholding purposes.

16.	What is the source of common shares purchased under the plan?

The plan administrator will purchase common shares either directly from us or from parties other than us, either on the open market or through privately negotiated transactions, or by a combination of the foregoing. We will determine the source of the common shares to be purchased under the plan after a review of current market conditions and our current and projected capital needs. We and the plan administrator are not required to provide any prior notice to you as to the source of the common shares to be purchased under the plan.

17.	What are investment dates and when will dividends be invested?

Shares purchased under the plan will be purchased on the “investment date.” The investment date will be (i) if acquired directly from us, the quarterly dividend payment date declared by our Board of Directors or (ii) in the case of open market purchases, as soon as practicable following the date or dates of actual investment.

For the reinvestment of dividends, the record date is the record date declared by our Board of Directors for that dividend. Likewise, the dividend payment date declared by the Board of Directors constitutes the investment date. We historically have paid quarterly dividends in February, May, August and November. We cannot assure you that we will pay dividends according to this schedule in the future, and nothing contained in the plan obligates us to do so. Neither we nor the plan administrator will be liable when conditions, including compliance with the rules and regulations of the Commission, prevent the plan administrator from buying common shares or interfere with the timing of purchases. We pay dividends as and when declared by our Board of Directors. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the plan obligates us to do so. The plan does not represent a guarantee of future dividends.

Shares will be allocated and credited to your plan accounts on the appropriate investment date.

No interest will be paid on cash dividends pending investment or reinvestment under the terms of the plan.

18.	Will I incur expenses in connection with my participation under the plan?

You will not pay brokerage commissions or service fees to purchase common shares through the plan. We will pay all other costs of administration of the plan. However, if you request that the plan administrator sell all or any portion of your shares or if you terminate your participation in the plan, you will incur fees as described under Questions 23 and 24 below. Additionally, if you elect to send certificates for any other of our common shares that you own to the plan administrator for safekeeping, you will incur a one-time fee of $7.50 for this service. This fee will be waived by the plan administrator if you are selling your certificated shares at the same time you are committing shares with the plan administrator for safekeeping.

REPORTS TO PARTICIPANTS

19.	How will I keep track of my investments?

You will receive a statement of your account following each purchase of additional shares. This detailed statement will provide you with the following information with respect to your plan account:

•	price paid per common share;

•	total number of common shares purchased, including fractional shares;

•	date of stock purchases; and

•	total number of common shares in your plan account.

You should retain these statements to determine the tax cost basis of the shares purchased for your account under the plan. In addition, you will receive copies of other communications sent to our shareholders, including our annual report to shareholders, the notice of annual meeting and proxy statement in connection with our annual meeting of shareholders and the Internal Revenue Service information for reporting dividends paid.

You can also view your account history and balance online by accessing the plan administrator’s website at www.amstock.com.

DIVIDENDS ON FRACTIONS OF SHARES

20.	Will I be credited with dividends on fractions of shares?

Yes. Any fractional share held in your plan account (see Question 15) that has been designated for participation in the dividend reinvestment program of the plan will receive a proportionate amount of any dividend declared on our common shares.

CERTIFICATES FOR SHARES

21.	Will I receive certificates for shares purchased?

Safekeeping of Certificates. Normally, common shares purchased for you under the plan will be held in the name of the plan administrator or its nominee. The plan administrator will credit the shares to your plan account in “book-entry” form. This service protects against loss, theft or destruction of certificates evidencing common shares.

You may also elect to deposit with the plan administrator certificates for other common shares that you own and that are registered in your name for safekeeping under the plan for a one-time fee of $7.50. This fee will be waived by the plan administrator if you are selling your certificate shares at the same time you are committing shares with the plan administrator for safekeeping. The plan administrator will credit the common shares represented by the certificates to your account in “book-entry” form and will combine the shares with any whole and fractional shares then held in your plan account. In addition to protecting against the loss, theft or destruction of your certificates, this service is convenient if and when you sell common shares through the plan. Because you bear the risk of loss in sending certificates to the plan administrator, you should send certificates by registered mail, return receipt requested, and properly insured to the address specified in Question 7 above.

Issuance of Certificates. No certificates will be issued to you for shares in the plan unless you submit a written request to the plan administrator or until your participation in the plan is terminated. At any time, you may request the plan administrator to send a certificate for some or all of the whole shares credited to your account. This request should be mailed to the plan administrator at the address set forth in the answer to Question 7 or made via www.amstock.com. There is no fee for this service. Any remaining whole shares and any fraction of a share will remain credited to your plan account. Certificates for fractional shares will not be issued under any circumstances.

22.	In whose name will certificates be registered when issued?

Your plan account will be maintained in the name in which your certificates were registered at the time of your enrollment in the plan. Stock certificates for those shares purchased under the plan will be similarly registered when issued upon your request. If your shares are held through a broker, bank or other nominee, such request must be placed through your broker, bank or other nominee.

SALE OF SHARES

23.	How do I sell shares held in my plan account?

You may contact the plan administrator to sell all or any part of the shares held in your plan account. After receipt of your request, the plan administrator will sell the shares through a designated broker or dealer. The plan administrator will mail to you a check for the proceeds of the sale, less applicable brokerage commissions, service charges and any taxes. The plan administrator will sell shares as often as daily but at least within five (5) business days of receipt of the sale request, at then current market prices through one or more brokerage firms. If you sell or transfer only a portion of the shares in your plan account, you will remain a participant in the plan and may continue to reinvest dividends. If you have elected to have your dividends reinvested, the plan administrator will continue to reinvest the dividends on the shares credited to your account unless you notify the plan administrator that you wish to withdraw from the plan.

The plan requires you to pay all costs associated with the sale of your shares under the plan. You will receive the proceeds of the sale, less a $15 service fee per transaction and a $0.10 per share brokerage commission paid to the plan administrator and any other applicable fees.

If the plan administrator sells all shares held in your plan account, the plan administrator will automatically terminate your account. In this case, you will have to complete and file a new authorization form to rejoin the plan.

WITHDRAWALS AND TERMINATION

24.	When may I withdraw from the plan?

You may withdraw from the plan with respect to all or a portion of the shares held in your plan account at any time. If the request to withdraw is received prior to a dividend record date set by our Board of Directors for determining shareholders of record entitled to receive a dividend, the request will be processed on the first business day following receipt of the request by the plan administrator.

If the request to withdraw from the plan is received by the plan administrator at least three (3) business days prior to the dividend payable date, then that dividend will be paid out in cash to the participant. However, if the request to withdraw from the plan is received less than three (3) business days prior to the dividend payable date, then that dividend will be reinvested. However, all subsequent dividends will be paid out in cash on all balances. There is a $15 service fee and $0.10 per share commission for terminating your participation in the plan.

25.	How do I withdraw from the plan?

If you wish to withdraw from the plan with respect to all or a portion of the shares in your plan account, you must notify the plan administrator in writing at its mailing address or via its Internet address specified in the answer to Question 7 by utilizing the stub attached to our statement. Upon your withdrawal from the plan or our termination of the plan, certificates for the appropriate number of whole shares credited to your account under the plan will be issued free of charge. A cash payment will be made for any fraction of a share. You will be charged a $15 fee and a $0.10 per share commission.

Upon withdrawal from the plan, you may also request in writing that the plan administrator sell all or part of the shares credited to your plan account. (See Question 24.)

OTHER INFORMATION

26.	May shares in my account be pledged?

You may not pledge any of the common shares in your plan account. Any attempted pledge of these shares will be void. If you wish to pledge shares, you must first withdraw them from the plan.

27.	What happens if Seaspan declares a dividend payable in shares or declares a share split?

Any dividend payable in shares and any additional shares distributed by us in connection with a share split in respect of shares credited to your plan account will be added to that account. Share dividends or split shares which are attributable to shares registered in your own name and not in your plan account will be mailed directly to you as in the case of shareholders not participating in the plan.

Transaction processing may be curtailed or suspended until the completion of any stock dividend, stock split or similar corporate action.

28.	How will shares held by the plan administrator be voted at meetings of shareholders?

If you are a record owner, you will receive a proxy card covering both directly held shares and shares held in the plan. If you hold your shares through a broker, bank or other nominee, you should receive a proxy covering shares held in the plan from your broker, bank or other nominee.

If a proxy is returned properly signed and marked for voting, all of the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of your shares will be voted in accordance with recommendations of our Board of Directors, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in your name may be voted only by you and only in person.

29.	What are Seaspan’s responsibilities and those of the plan administrator under the plan?

Neither we, nor our Manager, nor any of our or our Manager’s agents, nor the plan administrator, will be liable in administering the plan for any act done in good faith or required by applicable law or for any good faith omission to act, including, without limitation, any claim of liability (i) arising out of failure to terminate your account upon your death or judgment of incompetence prior to the plan administrator’s receipt of notice in writing of such death or judgment of incompetence, (ii) with respect to the price at which shares are purchased or sold and/or the times when such purchases or sales are made, or (iii) relating to any fluctuation in the market value of the common shares.

Neither we, nor our Manager, nor any of our or our Manager’s agents, nor the plan administrator, will have any duties, responsibilities or liabilities other than those expressly set forth in the plan or as imposed by applicable laws, including federal securities laws. Since the plan administrator has assumed all responsibility for administering the plan, we specifically disclaim any responsibility for any of the plan administrator’s actions or inactions in connection with the administration of the plan. Neither we, nor our Manager nor any of our or its directors, officers, employees or shareholders will have any personal liability under the plan.

We, our Manager, any of our or our Manager’s agents and the plan administrator will be entitled to rely on completed forms and the proof of due authority to participate in the plan, without further responsibility of investigation or inquiry.

30.	What will be my responsibilities under the plan?

You should notify the plan administrator promptly in writing of any change of address. The plan administrator will address account statements and other communications to you at the last address of record you provide to the plan administrator.

You will have no right to draw checks or drafts against your plan account or to instruct the plan administrator with respect to any common shares or cash held by the plan administrator except as expressly provided herein.

31.	May the plan be changed or discontinued?

Yes. We may suspend, terminate, or amend the plan at any time in our sole discretion. Notice will be sent to you of any suspension or termination, or of any amendment that alters the plan terms and conditions, as soon as practicable after we take such an action. We may also substitute another agent in place of the current plan administrator at any time; you will be promptly informed of any such substitution. We will determine any questions of interpretation arising under the plan and any such determination will be final.

32.	Are there any risks associated with the plan?

Your investment in shares held in your plan account is no different from your investment in shares held directly. Neither we nor the plan administrator can assure you a profit or protect you against a loss on the shares that you purchase. You bear the risk of any loss and enjoy the benefits of any gain from market price changes with respect to such shares. You should read carefully the risk factors described in our filings with the Commission before investing in our common shares.

33.	How will you interpret and regulate the plan?

We will interpret, regulate and take any other action in connection with the plan that we deem reasonably necessary to carry out the plan. We may adopt rules and regulations to facilitate the administration of the plan. As a participant in the plan, you will be bound by any actions taken by us or the plan administrator.

34.	What law governs the plan?

The terms and conditions of the plan and its operation will be governed by the laws of the Republic of the Marshall Islands.

U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATED TO THE PLAN

The following is a summary of certain U.S. federal income tax considerations relevant to participation in the plan by a U.S. Holder (as defined below) and is provided by us and not the plan administrator. This summary is for general information purposes only and does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder of participation in the plan. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. U.S. Holders should consult their own tax advisors regarding the U.S. federal income, U.S. state and local and non-U.S. tax consequences of such holder’s participation in the plan.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements or practices and judicial decisions, all in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This summary is not binding on the Internal Revenue Service (the “IRS”) or the U.S. courts, and no assurance can be given that the conclusions reached in this summary will not be challenged by the IRS or will be sustained by a U.S. court if so challenged.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of our common shares that is, for U.S. federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any political subdivision thereof, including the 50 states and the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust that (i) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This summary does not address the U.S. federal income tax consequences to certain categories of U.S. Holders subject to special rules, including U.S. Holders that (a) are banks, financial institutions or insurance companies, (b) are regulated investment companies or real estate investment trusts, (c) are brokers or dealers in securities or currencies or traders in securities or currencies that elect to apply a mark-to-market accounting method, (d) are tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts, (e) own our common shares as part of a straddle, hedge, constructive sale, conversion transaction or other integrated investment, (f) acquired our common shares in connection with the exercise of employee options or otherwise as compensation for services, (g) have a “functional currency” other than the U.S. dollar, (h) are liable for the “alternative minimum tax” under the Code, (i) do not hold our common shares as capital assets (generally, property held for investment), (j) own or have owned directly, indirectly or constructively, 10 percent or more, by voting power or value, of our outstanding equity interests, (k) are U.S. expatriates or (l) are partnerships or other pass-through entities or holders of interests therein. In addition, this summary does not address any U.S. federal income tax consequences that may be applicable to U.S. Holders that incur fees with respect to their broker, investment dealer, financial institution or other nominee in connection with participation in the plan.

This summary assumes that, for U.S. federal income tax purposes, we are not a “controlled foreign corporation.” If this assumption is inaccurate, the U.S. federal income tax consequences of a U.S. Holder’s participation in the plan may be materially different from those described herein. Each U.S. Holder should consult its own tax advisor regarding the potential consequences to such holder if this assumption is determined to be inaccurate.

Receipt of Additional Common Shares pursuant to the Distribution Reinvestment Component of the Plan

Although the treatment of dividend reinvestment programs is not entirely clear, it is expected that a U.S. Holder that reinvests distributions with respect to our common shares in additional common shares pursuant to the plan generally will be treated, for U.S. federal income tax purposes, as having received a distribution in an amount equal to the fair market value, determined as of the dividend payment date, of the common shares acquired pursuant to such plan. The fair market value of the common shares on the dividend payment date may be higher or lower than the Market Price or “average price per share,” as applicable, used to determine the number of common shares acquired pursuant to the plan.

The distribution will be includable in a U.S. Holder’s income as a taxable dividend to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes even though no cash will have been received to pay any tax that becomes due. Any such dividend paid to a U.S. Holder who is taxable as an individual in tax years beginning before January 1, 2011 generally may qualify for the preferential rate of U.S. federal income tax applicable to “qualified dividend income” provided that certain requirements, including certain holding period requirements, are satisfied. Under proposed legislation, however, this preferential rate of federal income tax currently imposed on qualified dividend income would be denied with respect to dividends received from non-U.S. corporations unless the non-U.S. corporation is created or organized under the laws of a foreign country that has a comprehensive income tax system. The Marshall Islands imposes only limited taxes on corporations organized under its laws. Consequently, if this legislation were enacted, this preferential rate of federal income tax imposed on qualified dividend income may no longer be applicable to dividends received from us. As of the date hereof, it is not possible to predict with any certainty whether this previously proposed legislation will be enacted.

Any portion of the distribution in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in its common shares and will be applied against and reduce that basis on a dollar-for-dollar basis (thereby increasing the amount of gain or decreasing the amount of loss recognized on a subsequent disposition of the common shares). To the extent that the distribution exceeds the U.S. Holder’s tax basis, the excess will be treated as gain from a sale or exchange of common shares. The amount of any distribution treated as a dividend for U.S. federal income tax purposes will not be eligible for the dividends received deduction, which is generally allowed to U.S. corporate shareholders on dividends received from a domestic corporation.

The tax basis of a common share acquired by a U.S. Holder pursuant to the plan will be equal to the fair market value of such common share on the dividend payment date, and the holding period for such common share will begin on the day following the dividend payment date.

Disposition of Common Shares

A U.S. Holder generally will recognize a taxable gain or loss upon a sale, exchange or other disposition of our common shares whether the sale, exchange or other disposition is made at the U.S. Holder’s request upon withdrawal from the plan or takes place after withdrawal from or termination of the plan and, in the case of a fractional share, when the U.S. Holder receives or is entitled to receive a cash payment for a fraction of a share credited to its account. The amount of such gain or loss will be the difference between the amount a U.S. Holder receives for its common share or fractional common share and the adjusted tax basis of such common share or fractional common share. Such gain or loss will generally be a capital gain or loss and will be long-term capital gain or loss if the holding period for such common share or fractional common share exceeds one year at the time of the sale or exchange. The deductibility of capital losses is subject to limitations.

A U.S. Holder will not realize any taxable income upon receipt of certificates for whole common shares credited to such holder’s account, either upon its request for such certificates or upon withdrawal from or termination of the plan. U.S. Holders should note that the U.S. federal income tax consequences of certain redemption transactions may differ materially from the consequences summarized above. U.S. Holders should consult with their own tax advisors regarding the U.S. federal income tax consequences of selling or exchanging their common shares.

Passive Foreign Investment Company Considerations

Special, generally unfavorable, rules apply to the ownership and disposition of the stock of a passive foreign investment company (“PFIC”). For U.S. federal income tax purposes, a foreign corporation is classified as a PFIC for each taxable year in which either (a) at least 75% of its gross income is “passive” income or (b) at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

In the absence of any election, if we were to be treated as a PFIC for any year during which a U.S. Holder held our common shares, the U.S. Holder would be taxed under generally unfavorable rules with respect to distributions received from us or gain on the sale or other disposition of our common shares. Among the unfavorable rules are a loss of favorable capital gains rates and the imposition of an interest charge. We do not believe that we have been a PFIC for any of our prior taxable years and, based on our current operations and projections, do not believe that we are or will become a PFIC in the foreseeable future. We note, however, that PFIC status is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question and is determined annually. Consequently, we can provide no assurance that we will not be a PFIC for either the current taxable year or for any subsequent taxable year. U.S. Holders are urged to consult their own tax advisors regarding our possible classification as a PFIC and the consequences of that classification under their own circumstances.

Information Reporting and Backup Withholding

Distributions on our common shares are subject to information reporting and may be subject to backup withholding, currently at a 28% rate. Backup withholding will not apply, however, to a holder who furnishes a correct taxpayer identification number, certifies (under penalties of perjury) that such holder is not subject to backup withholding on an IRS Form W-9 and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations. Information reporting and backup withholding may also apply to the cash proceeds of a sale or other taxable disposition of common shares.

If a distribution is subject to backup withholding, backup withholding will be withheld from the distribution before the distribution is reinvested under the plan. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder’s U.S. federal income tax liability, and the holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS.

NON-U.S. TAX CONSIDERATIONS RELATED TO THE PLAN

Marshall Islands Tax Consequences

The following discussion is the opinion of Dennis J. Reeder, Reeder & Simpson, P.C., our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a shareholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common shares, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the common shares.

Each prospective shareholder is urged to consult his tax counsel or other advisor with regard to the legal and tax consequences under the laws of pertinent jurisdictions, including the Marshall Islands, of his investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal income tax returns that may be required of him.

Canadian Tax Consequences

The following discussion is the opinion of Blake, Cassells & Graydon LLP, our counsel as to certain matters of Canadian law, as to the material Canadian federal income tax consequences under the Income Tax Act (Canada) (the Canada Tax Act), as of the date of this prospectus, that we believe are relevant to holders of common shares acquired in this offering who are, at all relevant times, for the purposes of the Canada Tax Act and the Canada-United States Tax Convention 1980 (the Canada-U.S. Treaty) resident only in the United States and who deal at arm’s length with us (U.S. Resident Holders). A holder that is a United States limited liability company may not currently be considered resident in the United States for purposes of the Canada-U.S. Treaty; accordingly such holders should consult their own advisors.

Subject to the assumptions below, under the Canada Tax Act, no taxes on income (including taxable capital gains and withholding tax on dividends) are payable by U.S. Resident Holders in respect of the acquisition, holding, disposition or redemption of our shares. This opinion is based upon the assumptions that we are not a resident in Canada and such U.S. Resident Holders do not have, and have not had, for the purposes of the Canada-U.S. Treaty, a permanent establishment or fixed base in Canada to which such shares pertain and, in addition, do not use or hold and are not deemed or considered to use or hold such shares in the course of carrying on a business in Canada. We will not be resident in Canada in a taxation year if our principal business is the operation of ships that are used primarily in transporting passengers or goods in international traffic, all or substantially all of our gross revenue for the year consists of gross revenue from the operation of ships in transporting passengers or goods in that international traffic, and we were not granted articles of continuance in Canada before the end of the year. Income earned in Canada by a non-resident corporation from the operation of a ship in international traffic, and gains realized from the disposition of ships used principally in international traffic, are not included in a non-resident corporation’s income for Canadian tax purposes where the corporation’s country of residence grants substantially similar relief to a Canadian resident. For a further discussion, separate from this opinion, of the tax consequences of us becoming a resident in Canada, please read the section entitled “Risk Factors—Tax Risks” included in our most recent annual report on Form 20-F, which is incorporated herein by reference.

Each prospective shareholder is urged to consult his tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including Canada, of his investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal income tax returns that may be required of him.

ENVIRONMENTAL AND OTHER REGULATIONS

Government regulation affects the ownership and operation of our vessels in a significant manner. We are subject to international conventions and codes, and national, state, provincial and local laws and regulations in force in the countries in which our vessels may operate or are registered, including those governing the management and disposal of hazardous substances and wastes, the cleanup of oil spills and other contamination, air emissions, and water discharges and ballast water management.

You should carefully review the information described below as well as the discussion of the various ways in which governmental regulation affects the operation of our vessels beginning on page 48 of our 2007 annual report, which contains certain additional information with respect to events occurring and determinations we have made since the date of the accompanying base prospectus that may be relevant to your decision to invest in us.

United States

California’s Air Resources Board regulations effective January 1, 2007, set emission limits on particulate matter, sulfur oxides and nitrogen oxides from the auxiliary diesel engines of ocean-going vessels in waters within approximately 24 miles of the California coast. Compliance was to be achieved through the use of marine diesel oil with a sulfur content not exceeding 0.1% by weight, or marine gas oil, or through alternative means of emission control, such as the use of shore-side electrical power or exhaust emission controls. These regulations were challenged, and a federal District Court in the Eastern District of California issued an order on August 30, 2007 blocking California from enforcing the rule, holding that the U.S. Environmental Protection Agency, not the state, had authority to regulate ship emissions. California appealed, and the Ninth Circuit lifted the District Court’s stay on October 23, 2007 while the state’s appeal was pending. The Ninth Circuit ruled on February 27, 2008 that California’s auxiliary engine rules are an emission standard preempted by the Federal Clean Air Act of 1970, as amended by the Clean Air Act Amendments of 1977 and 1990 and barred California from implementing the rules. On March 10, 2008, in a notice to ship owners and operators, the California Air Resources Board stated that it will pursue an appeal and will resume enforcing the regulation as of the date of the notice and will continue enforcing the regulation while further appeals are pending. However, on May 7, 2008, the California Air Resources Board issued an additional notice informing shipowners that it would discontinue enforcement of this regulation. The notice states that it will submit a request for authorization from the EPA, as well as develop new regulations addressing the issues in the court’s order. The California Air Resources Board plans to present these regulations in July of 2008.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands corporation, and our executive offices are located outside of the United States in Hong Kong. A majority of our directors and officers and some of the experts named in this prospectus reside outside of the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or those persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Marshall Islands or Hong Kong would (1) enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws, or (2) recognize or enforce against us or any of our officers, directors or experts judgments of courts of the United States predicated on U.S. federal or state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PLAN OF DISTRIBUTION

Except to the extent the plan administrator purchases common shares in the open market or in privately negotiated transactions with third parties, the common shares acquired under the plan will be sold directly by us through the plan. We may sell our common shares to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These shares may be resold in market transactions (including coverage of short positions) on any national security exchange or automated quotation system on which our common shares are traded or quoted, or in privately negotiated transactions. Our common shares are currently listed on The New York Stock Exchange. Under certain circumstances, it is expected that the common shares available for issuance under the plan will be issued at a discount to the Market Price. The difference between the price owners who may be deemed to be underwriters pay us for our common shares acquired under the plan, after deduction of the applicable discount from the Market Price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by these owners in connection with such transactions.

Certain of our major shareholders, directors or members of our management, supervisory or administrative bodies may participate in the plan.

Subject to the availability of common shares registered for issuance under the plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price acquired through the reinvestment of dividends under the plan.

Except with respect to sales of common shares relating to reinvested dividends, we will pay any and all brokerage commissions and related expenses incurred in connection with purchases of common shares under the plan. Upon your withdrawal from the plan by the sale of common shares held under the plan, you will receive the proceeds of such sale less a $15 service fee per transaction and a $0.10 per share brokerage commission to the plan administrator and any other applicable fees.

Common shares may not be available under the plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common shares or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

DESCRIPTION OF THE COMMON SHARES

The common shares to be offered by this prospectus will be offered pursuant to participation in the plan. The common shares are currently listed on The New York Stock Exchange.

The holders of common shares are entitled to one vote for each such share at all meetings of shareholders, except meetings at which only holders of another class or series of shares are entitled to vote. Each common share has equal rights and privileges. Each common share is transferable and entitles the holder thereof to participate equally in distributions, including any distribution made as a result of our dissolution.

The following table sets forth the price ranges of the common shares on The New York Stock Exchange through May 28, 2008:

	NYSE Common Shares
	High	Low
2005:
Full Year(1)	$21.51	$17.70

2006:
First Quarter	$21.81	$19.51
Second Quarter	22.40	19.70
Third Quarter	22.97	19.90
Fourth Quarter	23.20	21.15
Full Year	23.20	19.51

2007:
First Quarter	$27.45	$19.65
Second Quarter	32.77	26.80
Third Quarter	37.73	27.25
Fourth Quarter	33.09	23.50
Full Year	37.73	19.65

2008:
First Quarter	31.40	24.02

Monthly price range for the last six months:
December 2007	28.04	23.50
January 2008	30.35	24.02
February 2008	31.40	28.10
March 2008	29.12	26.50
April 2008	29.14	26.11
May 2008(2)	25.70	28.20

(1)	For the period from August 9, 2005 through December 31, 2005.
(2)	For the period from May 1, 2008 to May 28, 2008.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the issuance and distribution of our common shares, other than underwriting discounts and commissions, as follows:

Commission registration fee	$10,407
Printing and engraving expenses	40,000
Legal fees and expenses	50,000
Accountants’ fees and expenses	40,000
Plan administrator fees	5,000
The New York Stock Exchange listing fee	*
Blue Sky fees and expenses	5,000
Transfer Agent fees and expenses	5,000
Miscellaneous costs	10,000
Total	$165,407

*	The listing fee is based upon the principal amount of securities listed, if any, and is therefore not currently determinable.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Seaspan pursuant to the applicable provisions, Seaspan has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the common shares and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel to Marshall Islands Law, Dennis J. Reeder, Reeder & Simpson, P.C. Certain other legal matters will be passed upon for us by Vinson & Elkins L.L.P., New York, New York and Blake, Cassels & Graydon LLP, Vancouver, British Columbia. Vinson & Elkins L.L.P. and Blake, Cassels & Graydon LLP may rely on the opinions of Dennis J. Reeder, Reeder & Simpson, P.C. for all matters of Marshall Islands law.

EXPERTS

The consolidated financial statements of Seaspan Corporation as of December 31, 2007 and 2006, and for the years ended December 31, 2007 and 2006 and for the period from date of incorporation on May 3, 2005 to December 31, 2005 and Management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, and the predecessor combined financial statements of the predecessor to Seaspan Corporation as of August 11, 2005 and December 31, 2004 and for the 223-day period ended August 11, 2005 and for the year ended December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Our articles of incorporation provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities.

Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

Indemnification of directors and officers.

(1)	Actions not by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)	Actions by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)	When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)	Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)	Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholder or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)	Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)	Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 9. Exhibits

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation of Seaspan Corporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Amendment No. 2 to Form F-1 (File No. 333-126762), filed with the SEC on August 4, 2005)

4.2	Bylaws of Seaspan Corporation (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form F-1 (File No. 333-126762), filed with the SEC on July 21, 2005)

4.3	Specimen of Share Certificate of Seaspan Corporation (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1, filed with the Commission on July 21, 2005 (File No. 333-1267621))

5.1	Opinion of Dennis J. Reeder, Reeder & Simpson, P.C., Marshall Islands Counsel to Seaspan Corporation, as to the validity of the securities being issued

8.1	Opinion of Vinson & Elkins L.L.P., United States Counsel to Seaspan Corporation, with respect to certain tax matters

8.2	Opinion of Dennis J. Reeder, Reeder & Simpson, P.C., Marshall Islands Counsel to Seaspan Corporation, with respect to certain tax matters

8.3	Opinion of Blake, Cassels & Graydon LLP, Canadian Counsel to Seaspan Corporation, with respect to certain tax matters

23.1	Consent of KPMG LLP

23.2	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1)

23.3	Consent of Dennis J. Reeder, Reeder & Simpson, P.C., Marshall Islands Counsel to Seaspan Corporation (included in Exhibits 5.1 and 8.2)

23.4	Consent of Blake, Cassels & Graydon LLP, Canadian Counsel to Seaspan Corporation (included in Exhibit 8.3)

24.1	Power of Attorney (included on signature page)

Item 10. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Exchange Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Exchange Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada on May 29, 2008.

SEASPAN CORPORATION

By:	/s/ Gerry Wang
Name:	Gerry Wang
Title:	Chief Executive Officer

Each person whose signature appears below appoints Gerry Wang and Sai Chu, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on May 29, 2008.

Signature	Title	Date

/s/ Kyle Washington Kyle Washington	Chairman of the Board	May 29, 2008

/s/ Gerry Wang Gerry Wang	Chief Executive Officer and Director (Principal Executive Officer)	May 29, 2008

/s/ Sai W. Chu Sai W. Chu	Chief Financial Officer (Principal Financial and Accounting Officer)	May 29, 2008

/s/ David Korbin David Korbin	Director	May 29, 2008

/s/ Peter Lorange Peter Lorange	Director	May 29, 2008

/s/ Peter S. Shaerf Peter S. Shaerf	Director	May 29, 2008

/s/ Milton K. Wong Milton K. Wong	Director	May 29, 2008

/s/ Barry R. Pearl Barry R. Pearl	Director	May 29, 2008

/s/ John Hsu John Hsu	Director	May 29, 2008

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of America, has signed this registration statement in the City of Newark, State of Delaware, on May 29, 2008.

PUGLISI & ASSOCIATES

By:	/S/ DONALD J. PUGLISI
Name:	Donald J. Puglisi
Authorized Representative in the United States